Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. to Present at UBS Global Consumer and Retail

Conference on March 5th

BOCA RATON, FL, February 20, 2020 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that John Fieldly, President and Chief Executive Officer, will present at the UBS Global Consumer and Retail Conference at 1:45 p.m. (ET) on March 5, 2020 and will conduct one-on-one meetings that day.

The conference will be held March 4-5, 2020 at the Four Seasons Hotel Boston. Management will be available during the day on March 5th for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact celh@haydenir.com.

The webcast of the Company’s group presentation will be available at: https://cc.webcasts.com/ubsx001/030420a_js/?entity=2_IVMTMVJ, and the webcast will be archived for 90 days following the live presentation.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick's Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com